Exhibit 21.1
SUBSIDIARIES OF LACROSSE FOOTWEAR, INC.
AS OF DECEMBER 31, 2007

	Jurisidiction of	Percent
Name	Incorporation	Ownership

Danner, Inc.	Wisconsin	100%

LaCrosse International, Inc.	Oregon	100%